EXHIBIT 21


                         Subsidiaries of the Registrant


Legal Name of Entity                                 Jurisdiction of Organization       Ownership Interest

Indian River Banking Company (Registrant)

         Indian River National Bank                           United States                      100%
                  Indian River Real Estate LLC                Florida                            100%

         Indian River Title Company, LLC                      Florida                            100%
         IRNB Insurance Services LLC                          Florida                            100%

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